Booz Allen Appoints Arthur Johnson, Retired IT Executive,
to its Board of Directors

McLean, Virginia; November 9, 2011 –Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., has appointed Arthur E. Johnson to its Board of Directors, effective immediately. Mr. Johnson, a retired senior vice president from Lockheed Martin with over 20 years of senior leadership experience in the information technology and defense businesses, will serve on Booz Allen’s Audit Committee.

“Art brings extensive IT management experience to Booz Allen’s Board, having held senior positions at IBM, Loral Corporation and Lockheed Martin,” said Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President. “His career combines a strong technology background with extensive experience in the government market that will help guide the firm as we work to enhance the technological expertise we provide our government and commercial clients. He will help build the capabilities of an already strong board, and we look forward to his contributions.”

Mr. Johnson will serve for a term expiring at Booz Allen’s general meeting of shareholders in the summer of 2013. His addition brings Booz Allen’s Board to nine directors, including three from the firm’s majority owner, The Carlyle Group.

At Lockheed Martin, Johnson served as a leader in strategic development, retiring in 2009 as senior vice president. Before that, he served as president and chief operating officer of the company’s Information and Services Sector from 1997 to 1999, and served as president of the Systems Integration Group and the Federal Systems Group after Loral Corporation was acquired by Lockheed Martin in 1996.

At Loral, Mr. Johnson served as group vice president for the Federal Systems Group from 1994 to 1996. He had previously led IBM’s federal business, which was acquired by Loral, serving as president and chief operating officer of IBM Federal Systems Company from 1992 to 1994, after having earlier been named as vice president and general manager of IBM Federal Systems Division – Manassas in 1988. He began his professional career as a software engineer with IBM, and took on additional technical, software systems, and business management responsibilities as he moved up in the organization.

Mr. Johnson has a BA degree from Morehouse College. He currently serves as a Director of AGL Resources, Inc. and Eaton Corporation, as an Independent Trustee of Fidelity Investments, and was the founding Chairman of the Board of Trustees of the National Defense Industrial Association (NDIA). His awards and recognitions include Black Engineer of the Year and Government Computer News Industry Executive of the Year.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of $5.59 billion for the 12 months ended March 31, 2011.